EXHIBIT 99.1

Ocean Bio-Chem, Inc. Reports Second Quarter 2015 Financial Results

FORT LAUDERDALE, FL--(PRNewswire - August 14, 2015) – Ocean Bio-Chem, Inc. (NASDAQ OBCI) announced today its operating results for the three and six months ended June 30, 2015. Net income for the second quarter of 2015 was approximately $114,000, or $0.01 per common share, compared to $411,000 or $0.05 per common share, for the second quarter of 2014.

For the six months ended June 30, 2015, net income was approximately $98,000, or $0.01 per common share, compared to approximately $634,000 or $0.07 per common share for the same period in 2014. Net sales were up slightly in the six month period.

(000's Omitted)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
NET SALES	$8,739	$8,813	$14,741	$14,733
PRE-TAX INCOME	$167	$572	$143	$912
NET INCOME	$114	$411	$98	$634

EPS BASIC & DILUTED	$0.01	$0.05	$0.01	$0.07
DIVIDEND DECLARED PER COMMON SHARE	-	-	-	$0.05

Ocean Bio-Chem CEO Peter Dornau stated, "Because our financial results do not reflect our overall successes in the quarter, I believe it is important to communicate our achievements to our shareholders. With a strong boating season, Ocean Bio–Chem increased sales in our core marine sector. We had sales increases to our largest wholesale marine distributors, in addition to growth of our marine private label products. We also increased sales to some of our larger retail customers. These sales gains were offset by a timing delay in purchases of our products by our largest retail customer from the second quarter to the third quarter.”

Mr. Dornau continued: “There were three significant factors attributing to the lower net income.”

Sales Mix – We had higher sales of slightly lower margin products in the second quarter of 2015 compared to the second quarter of 2014.

Budgeted/Planned Expense Increases - We had planned cost increases in advertising, marketing, selling and administrative services, to support current and future sales growth, including the product launch of our Outdoor Collection for outdoor furniture care and our new recreational vehicle care product line.

Legal Costs: - The Company also incurred unusually high legal expenses in defense of our Star Tron® brand.

“I am also pleased to announce increased sales of our chlorine dioxide product group. Distribution of chlorine dioxide products posted double digit sales growth in the second quarter of 2015. We secured new sales distribution through one of our primary distributors, with a nationally known restoration service that serves residential and commercial establishments.”

Our Balance Sheet remains strong. At June 30, 2015, the Company’s current ratio is over 5:1. During 2015 Ocean Bio-Chem has made investments in our manufacturing facility and in expanding our corporate headquarters of almost $700,000 without utilizing our revolving line of credit, and the Company had a cash balance of approximately $2.8 million dollars at June 30, 2015.

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. is principally engaged in the manufacturing, marketing and distribution of a broad line of appearance and maintenance products for boats, recreational vehicles, automobiles, power sports, outdoor power equipment and motorcycle markets under the Star brite®, Star Tron® , Performacide® , Outdoor Collection and other brand names within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products. The Company also manufactures, markets and distributes a line of disinfectant, sanitizing and deodorizing products.

The Company trades publicly under NASDAQ Capital Markets, Ticker Symbol: OBCI.

The Company's web sites are:
www.oceanbiochem.com, www.Starbrite.com, www.Startron.com and www.nos-guard.com, www.performacide.com

Forward-looking Statements:

Certain statements contained in this Press Release including without limitation expectations as to future sales and operating results, constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," "could" including the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry, reliance on certain key customers, changes in consumer demand for marine, recreational vehicle and automotive products, advertising and promotional efforts, exposure to market risks for changes in interest rates and in foreign exchange rates, and other factors.

Contacts:

Peter Dornau

President & CEO

pdornau@starbrite.com

954-587-6280

Jeff Barocas
Vice President & CFO

Jbarocas@starbrite.com

954-587-6280

Paul Knopick
E & E Communications
pknopick@eandecommunications.com
940-262-3584

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